ARTICLE VII
CERTIFICATES OF STOCK

Section 1. Form. The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by a resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock in the Corporation represented by certificates shall be entitled to have a certificate for shares of capital stock of the Corporation signed by or in the name of the Corporation by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation and registered in certificated form. Any or all such signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate or certificates shall cease to be such officer, transfer agent or registrar of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer, transfer agent or registrar of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom certificated or uncertificated shares are issued, together with the number of shares and date of issue, shall be entered on the books of the Corporation. Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder's attorney duly authorized in writing and, (i) if such shares are certificated, upon surrender to the Corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, or (ii) upon proper instructions from the holder of uncertificated shares. In the event of such transfer of certificated shares, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares or certificated shares to the person entitled thereto and record such transaction upon its books. Except as otherwise provided by law, the Board of Directors may make or adopt such additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient, concerning the issue, transfer and registration of securities of the Corporation. The Board of Directors may appoint or authorize any officer or officers to appoint, one or more transfer agents or registrars or both in connection with the transfer of any class or series of securities of the Corporation.